AMENDMENT TO EXECUTIVE EMPLOYEE SALARY
CONTINUATION AGREEMENT
FOR
TED T. AWERKAMP
Mercantile Trust & Savings Bank
Quincy, Illinois

     THIS AMENDMENT TO EXECUTIVE EMPLOYEE SALARY CONTINUATION AGREEMENT dated December 8, 1994 by and between Mercantile Trust & Savings Bank, an Illinois corporation (the “Company”) and Ted T. Awerkamp (the “Participant”) is made effective April 26, 2004.

     WHEREAS, the Company and the Participant entered into an Executive Employee Salary Continuation Agreement dated December 8, 1994 (the “Agreement”); and

     WHEREAS, the Company and the Participant have determined that there were provisions in the Agreement providing for a benefit to be payable upon Participant’s Discharge for Cause; and

     WHEREAS, the Company and the Participant wish to amend the Agreement to specify their intent that no benefit would be payable upon the Participant’s Discharge for Cause and upon a Discharge for Cause the Participant would forfeit all rights in and to any benefits under the Agreement.

     NOW, THEREFORE, the Company and the Participant, in consideration of the premises, hereby agree to amend the Agreement as follows:

     1. Paragraph 3.4 a) is hereby deleted and inserted in lieu thereof is the following:

“3.4	Other Terminations of Employment.

a)

Voluntary Termination of Employment Prior to the Early Retirement Date. Upon the Participant’s voluntary Termination of Employment prior to reaching the Early Retirement Date, for reasons other than death, the Company shall pay the “Immediate Lump Sum Benefit”, if any, for the Participant’s Age at the time of voluntary Termination of Employment prior to the Early Retirement Date pursuant to Exhibit A attached to this Agreement, and the Participant shall have no further right to receive any additional benefit hereunder.”

     2. The following new section 3.4 d) is hereby added to the Agreement to read as follows:

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“d)

Involuntary Termination of Employment Upon the Participant’s Discharge for Cause At Any Time. Upon the Participant’s Discharge for Cause at any time, the Participant shall forfeit all rights, vested and unvested, that the Participant has in and to benefits under the Agreement. The Participant agrees that no benefits shall be payable pursuant to the Agreement if the employment of the Participant is involuntarily terminated on account of a Discharge for Cause at any time. On Discharge for Cause, the Company shall have no obligation to pay any benefit to the Participant under the terms of the Agreement.

     3. Except as set forth in this Amendment, the Agreement shall remain unaltered and in full force and effect according to its terms and conditions.

     IN WITNESS WHEREOF, this Amendment to the Executive Employee Salary Continuation Agreement has been executed by the Company and the Participant as of the date first above written.

Mercantile Trust & Savings Bank Quincy, Illinois By /s/ Dan S. Dugan Its President /s/ Ted T. Awerkamp Ted T. Awerkamp

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